EXHIBIT 10.2

AMENDMENT NO. 2 TO SHARED SERVICES AGREEMENT

        THIS AMENDMENT NO. 2, dated as of March 10, 2004 (this “Amendment”) to the Shared Services Agreement (the “Shared Services Agreement”) dated as of January 2, 2002, as amended by Amendment No. 1 thereto, dated as of January 14, 2002, by and between Five Star Quality Care, Inc., a Maryland corporation (the “Company”), and Reit Management & Research LLC, a Delaware limited liability company (“RMR”).

        1.        Subparagraph 1.1 of the Shared Services Agreement is hereby amended by adding a new clause (p) at the end thereof reading as follows:

(p) INTERNAL AUDIT FUNCTION. Provision of an internal audit function meeting applicable requirements, if any, of the American Stock Exchange and the Securities and Exchange Commission and otherwise in scope approved by the Company’s Audit Committee commencing October 1, 2003.

        2.        Subparagraph 1.2 of the Shared Services Agreement is hereby amended by adding the following at the end thereof:

In performing its services hereunder with respect to the Company, RMR shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time. In addition, RMR shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures Regarding Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

        3.        Section 1 of the Shared Services Agreement is hereby amended by adding a new subparagraph 1.5 at the end thereof reading as follows:

1.5 COMPENSATION FOR INTERNAL AUDIT FUNCTION. In addition to the Service Fee and Expenses, as compensation payable to RMR for the provision of an internal audit function to the Company pursuant to subparagraph 1.1(p), the Company agrees to reimburse RMR, within 30 days of the receipt of the invoice therefor, for a pro rata share of the following costs of RMR:

(i) employment expenses of RMR’s internal audit manager and other employees of RMR actively engaged in providing internal audit services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans; and

(ii) the reasonable travel and other out-of-pocket expenses of RMR relating to the activities of RMR’s internal audit manager and other of RMR’s employees actively engaged in providing internal audit services and the reasonable third party expenses which RMR incurs in connection with its provision of internal audit services.

        4.        This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        5.        This Amendment shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as an instrument under seal, as of the day and year first above written.

FIVE STAR QUALITY CARE, INC. By: /s/ Evrett W. Benton Name: Evrett W. Benton Title: President REIT MANAGEMENT & RESEARCH LLC By: /s/ David J. Hegarty Name: David J. Hegarty Title: President